EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is entered into effective as of July 28, 2014, by and between HEARTLAND GROUP HOLDINGS, LLC, a Delaware limited liability company (the "Company"), and VERTEX ENERGY OPERATING, LLC, a Texas limited liability company ("Vertex").

RECITALS

A.           The Company and Vertex's parent corporation, Vertex Energy, Inc., have entered into that certain letter of intent dated as of July 22, 2014 ("Letter") pursuant to which Vertex (or an entity to be formed by Vertex) and the Company have outlined the general terms and conditions under which Vertex or its affiliate will acquire, and the Company will sell, substantially all of the assets of the Company to Vertex or its affiliate.

B.           The Company and Vertex are in the process of preparing the definitive acquisition agreements which will govern the terms and conditions of the purchase and sale transaction contemplated by the Letter.

C.           The performance of consulting services pursuant to this Agreement by Vertex was a material condition precedent and inducement to the parties' entry into the Letter and is a material condition to consummation of the transactions contemplated by the Letter.

D.           Vertex's experience in and knowledge of the business of collecting and aggregating used lubricating oils and re-refining such oils into processed oils and other end products for distribution (collectively, the "Business") are of great value to the Company.  Accordingly, the Company desires to engage Vertex in a consulting capacity and Vertex desires to accept such engagement pursuant to the terms and conditions of this Agreement.

AGREEMENTS

In consideration of the recitals and the mutual agreements herein contained and in the Letter, the parties hereto agree as follows:

1.           Consulting Services.

(a)           Services. During the Term (as defined in Section 2 below), Vertex shall act as a consultant to the Company pursuant to which Vertex shall provide various advisory services to the Company and its Business.  Such services shall include, without limitation, advice related to the renovation of the Company's refinery, the installation of new equipment at the refinery, the implementation of changes to the operations of the Company's Business, assistance in business transition issues, participating in strategic planning, and performance of such other duties and responsibilities as the Company and Vertex mutually determine are associated with such services and which are reasonably requested by the Company and reasonably agreed to by Vertex (the "Consulting Services"). The Company shall (i) provide Vertex and its affiliates and representatives, without unreasonable disruption to the Company's Business, reasonable access to the Company's properties, assets, books, records, employees and business contractors and (ii) cooperate and act in good faith in implementing the changes and actions reasonably requested by Vertex in connection with its performance of the Consulting Services. Vertex shall provide the Consulting Services at such locations and in such manner as are reasonably agreed to by the parties.  The parties acknowledge that the performance of the Consulting Services shall be on an as needed basis and in no event shall Vertex be obligated to devote a predetermined number of hours per week to the performance of the Consulting Services during the Term.

(b)           Performance.  Vertex undertakes to provide the Consulting Services in good faith and in a competent and professional manner and shall devote the necessary personnel who have the skill and knowledge regarding the Business in the performance of the Consulting Services.

2.           Consulting Term.  The term of Vertex's consulting engagement under this Agreement (the "Term") shall commence on the date hereof and shall continue until the earlier of (a) the closing of the transactions contemplated by the Letter (the "Closing"), or (b) such time as the Company and Vertex terminate their discussions regarding the transactions contemplated by the Letter.

3.           Capital Projects; Interim Funding of Losses.

(a)           Capital Projects. In connection with the performance of the Consulting Services and as provided in the Letter, the Company and Vertex will cooperate in accomplishing the below list of capital projects the costs of which are to be shared equally between the Company and Vertex.  As part of the Consulting Services, Vertex shall provide its advice and recommendations with respect to the procurement and installation of the equipment noted below and the Company agrees to obtain Vertex' preapproval and consent prior to incurring any obligation for any such project. The Company's contribution for such capital projects shall be capped individually per project as set forth in the following schedule:

Capital Projects	Estimated Costs	Company's Cap
HE 1A/1B Fire Repairs (*per submitted CFR)	$360,000	$180,000
Heat Tec Insulation Repairs (fire) (*per submitted CFR)	75,000	$37,500
Rail Load Station (safety)	350,000	$175,000
LTEnds Steam Stripper	600,000	$300,000
Fire Proofing (insurance req'd)	100,000	$50,000
	$1,485,000

In the event the Closing does not occur as a result of a breach or default by the Company or its affiliates (which is not cured to Vertex's reasonable satisfaction within twenty days of written notice thereof) of the Letter or, if applicable, the definitive purchase agreement to be entered into by the Company and Vertex, then the Company agrees to reimburse Vertex for any costs and expenses incurred by Vertex in connection with the capital projects described above.  For the avoidance of doubt, if the Closing does not occur as a result of a breach or default of Vertex, or the exercise by Vertex of one or more of its Closing contingencies, then Vertex shall be responsible for its portion of any capital project that is committed to by Vertex prior to the date that Vertex is no longer pursuing the acquisition of the Business, and for which the Company is obligated to third party vendors on.

(b)           Interim Funding. Given the Company's expense of implementing changes to the Company's Business which are recommended by Vertex in connection with its performance of the Consulting Services and in contemplation of Vertex's acquisition of the Company's Business, Vertex agrees that it will reimburse the Company for its operating losses (on a cash basis net of interest, depreciation and corporate overhead expenses) during the period extending from July 16, 2014 until the first to occur of the Closing or the time that one party notifies the other party that discussions regarding the transactions contemplated by the Letter have terminated. Vertex's obligation to reimburse the Company's operating losses shall (a) be subject to Vertex's prior written approval of expenses outside the ordinary course of business and (b) cease if either party elects not to move forward to the Closing.  In the event the Closing does not occur as a result of a breach or default of Vertex, or the exercise by Vertex of one or more of its Closing contingencies, then Vertex's obligation to reimburse the Company's operating losses as provided herein shall be capped at $500,000 and the Company shall be responsible for the excess.  If a Closing should occur, then at the time of the Closing Vertex will reimburse the Company for the operating losses funded by the Company after July 16, 2014.  In the event the Closing does not occur as a result of a breach or default by the Company or its affiliates (which is not cured to Vertex's reasonable satisfaction within twenty days of written notice thereof) of the Letter or, if applicable, the definitive purchase agreement to be entered into by the Company and Vertex, then the Company shall reimburse Vertex for any costs and expenses incurred by Vertex in connection with its obligation hereunder to fund the Company's operating losses as provided herein.

4.           Confidentiality. Each of Vertex and the Company reaffirm their obligations under that certain Mutual Nondisclosure Agreement entered into between Vertex and the Company dated as of February 20, 2014 and delivered in connection with the proposed transactions contemplated by the Letter.

5.           Injunctive Relief.  Vertex recognizes that if it violates any portion of Section  4 of this Agreement, the Company shall suffer irreparable damage that cannot be fully remedied by monetary damages. As a result, Vertex hereby agrees that in the event of any breach or threatened breach of such Section, the Company shall be entitled, in addition to any other legal or equitable remedies available to it, to an injunction to restrain the violation of any and all such portions of this Agreement by Vertex.

6.           Independent Contractor.  Nothing contained in this Agreement shall be construed as creating a relationship between the Company and Vertex other than that of independent contractor. Vertex shall not be deemed a partner, employee, joint venturer or agent of the Company or any of its subsidiaries and affiliates by virtue of this Agreement and Vertex shall not have any right, power or authority to act in any way in the name of or to bind the Company.  Vertex shall not be, and shall not represent to third parties that Vertex is, authorized or entitled to execute or agree on behalf of the Company or bind the Company to any agreement (whether oral or written), instrument or document of any kind whatsoever.

7.           Governing Law; Construction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of such state's conflict of laws principles), and without reference to any rules of construction regarding the party responsible for drafting thereof.

8.           Waiver; Severability.  The failure of any party to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or a relinquishment of any right granted hereunder for the future performance of any such term, covenant or condition.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid or enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.           Amendment; Entire Agreement, Incorporation of Terms.  This Agreement may be amended only by an agreement in writing signed by all of the parties hereto. This Agreement, along with the Letter and the definitive purchase agreement (if entered into by the parties) and all schedules and exhibits thereto, represents the full and complete understanding of the parties with respect to the subject matter hereof.  The introductory language and the recitals are incorporated into this Agreement by reference.

10.           Benefit; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and beneficiaries in interest; provided, however, that neither Vertex nor the Company may assign this Agreement without the prior written consent of the other party.

11.           Notices.  Any notice or communication required to be given by either party hereunder shall be in writing and shall be hand delivered or sent by registered mail, return receipt requested or by confirmed facsimile transmission to the party receiving such communication at, if applicable, the address specified by such party as its principal office in the Letter or at such other address as either party may in the future specify to the other party.

12.           Counterparts.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

IN WITNESS WHEREOF, Vertex and the Company have executed this Consulting Agreement as of the date first above written.

THE COMPANY:

HEARTLAND GROUP HOLDINGS LLC

By:	/s/ Robert N. Schlott
Robert N. Schlott, its Chairman

VERTEX:

VERTEX ENERGY OPERATING, LLC

By:	/s/ Benjamin P. Cowart
Benjamin P. Cowart, President and CEO